SERVICES AGREEMENT

THIS AGREEMENT dated for reference the 10th day of January, 2017.

BETWEEN:

Lexaria Bioscience Corp , a company duly incorporated under the laws of the State of Nevada and having its office at 156 Valleyview Rd, Kelowna BC Canada V1X 3M4

(hereinafter referred to as the “Company”)

OF THE FIRST PART

AND

Correlation Capital Inc. of 702 - 39 Queens Quay East, Toronto, Ontario, M5E 0A5.

(hereinafter referred to as "CORRELATION" or “Consultant”)

WHEREAS:

A.	The Company wishes to engage CORRELATION for corporate development and to provide services to it on the terms and conditions hereinafter set forth.

B.	CORRELATION has agreed to provide the services to the Company on the terms and conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of the covenants and agreements hereinafter contained the parties hereto have agreed as follows:

1.	ENGAGEMENT OF SERVICES

1.1.

The Company hereby engages CORRELATION to provide services as an independent contractor to the Company under the direction and approval of the Company’s President and Chief Executive Officer; and CORRELATION hereby agrees to perform the following duties required of him in accordance with the terms of this agreement namely:

A.

Introductions, discussions and negotiations with individuals and corporations to assist the company’s growth & financing – including potential technology partners; licensees; finance providers; strategic partners, and more.

B.	Creating/maintaining investor related material including assisting with press release creation, corporate presentations, website content, etc. Keeping the message to the financial markets aligned.

C.	Other corporate development activities, which may include contract negotiating and revisions.

D.	Other activities as may be required to help build the business, which could also include strategic financing partners, or merger and acquisition opportunities.

E.	New geographical markets for products; and contemplation of new products for existing geographical markets.

F.

General Services. CORRELATION shall serve the Company (and/or such subsidiary or subsidiaries of the company as the Company may from time to time require) in such consulting capacity or capacities as may from time to time be determined by resolution of the Board of Directors or senior management of the Company and shall perform such duties as an independent contractor. CORRELATION will work as needed with lawyers, partners, and other stakeholders as required by the Company. CORRELATION shall fulfill all other duties that should be reasonably expected by and at the pleasure of the Company’s management (together with all other items within this Section 1.1, the “Services”).

2.	TERM

2.1.

The initial term of this Agreement shall be for a period of six (6) months, commencing as of the 10th day of January 2017 and continuing month to month thereafter with all terms in effect unless and until terminated or upon Agreement expiry as hereinafter provided.

3.	SERVICES

3.1	CORRELATION agrees to perform the Services contracted hereunder in the following manner:

(a)

to carry out all functions associated with the Services to the best of his skill and ability for the exclusive benefit of the Company and to act at all times during the term of this Agreement in the best interests of the Company;

(b)	to carry out the Services in a timely manner;

(c)	to conduct himself within the expected levels of corporate professionalism and decorum always representing the Company to the highest corporate standards; and

(d)	to use his best endeavors to preserve the goodwill and reputation of the Company and the relationship between the Company and its stakeholders.

4.	REMUNERATION

4.1.	The Company shall pay to CORRELATION for all Services rendered hereunder:

4.2.	the sum of four thousand dollars (CDN$4,000.00) per month, plus HST if applicable, payable on the 30th day of each month (the “Monthly Fee”);

4.3.	CORRELATION’s out of pocket expenses incurred on behalf of the Company will be paid as per Section 8.5 of this Agreement.

4.4.

CORRELATION will be entitled to receive a performance related bonus on the same terms and conditions as for persons participating in any bonus plan that may be established and approved by the Company’s board of Directors. Any bonus payable to CORRELATION will be at the sole discretion of the Company’s Board of Directors, acting reasonably.

4.5.

For new customers sourced by the Consultant during the first six (6) months after signing; for combined Lexaria Energy and ViPova products and including all combined sales efforts and/or technology licensing revenues, achieving non-refundable revenues of US$200,000 to any single customer in any consecutive 60-day period would result in a restricted common share award of 100,000 Company shares; and, after the first six (6) months after signing and expiring twelve (12) months after signing; for combined Lexaria Energy and ViPova products and including all sales efforts, achieving non-refundable revenues of US$200,000 to any single customer in any consecutive 60-day period would result in a restricted common share award of 50,000 Company shares; this clause limited to one payment per customer during the 12-month period, but payable on each customer that meets these sales/licensing thresholds;

4.6.

For new customers sourced by the Consultant during the first six (6) months after signing; for combined Lexaria Energy and ViPova products and including all combined sales efforts and/or technology licensing revenues, achieving non-refundable revenues of US$500,000 in any fiscal quarter would result in a restricted common share award of 200,000 Company shares; and, after the first six (6) months after signing and expiring twelve (12) months after signing; for combined Lexaria Energy and ViPova products and including all sales efforts, achieving non-refundable revenues of US$500,000 in any fiscal quarter would result in a restricted common share award of 100,000 Company shares; this clause limited to one payment per fiscal quarter;

4.7.	Sections 4.5 and 4.6, above, collectively or individually, are defined as “Milestone Payments”.

4.8.

Sections 4.5 and 4.6, above, are additive to each other. For example, if Consultant sources a customer that produces $650,000 in revenue in the first six months, then Consultant is eligible to receive the Milestone Payment noted in Section 4.5, but NOT eligible to receive the Milestone Payment noted in Section 4.6, unless the customer produces revenue of $700,000 or more within the first six months.

If so requested by CORRELATION and through calculation with and CORRELATION’s approval at the time of any and each award, all restricted common share awards mentioned in this Agreement shall be subject to a reduction in the number of restricted common shares issued to CORRELATION per grant to be paid instead as cash proportional to the tax liability to be incurred by CORRELATION at the time of the award. The Company would withhold from payment to CORRELATION that fraction of restricted common shares in each of the paragraphs in Section 3, above, that would correspond with the federal and provincial income tax payments otherwise payable by CORRELATION specifically with respect to each award only, and CORRELATION agrees that such a hybrid payment of cash and restricted common shares would fulfill the obligations of the Company with respect to each affected award. The intent of this partial cash payment would be to provide cash compensation to CORRELATION in the proportionate amount of each restricted common share award and it is expressly agreed that it remains the sole responsibility of CORRELATION to remit all amounts due to Provincial and Federal tax authorities. This provision does not conflict with nor negate the validity of Section 4.6 or 4.7.

5.	TERMINATION

5.1.	This Agreement may be terminated by either party at any time by one (1) month notice in advance, in writing given by CORRELATION to the Company, or by the Company to CORRELATION.

(a)	The Company may terminate this Agreement at any time, without further obligation to CORRELATION if CORRELATION breaches any of the terms and conditions of this Agreement;

6.	NOTICE

6.1.

Any notice to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered to, or sent by prepaid registered post addressed to, the respective addresses of the parties appearing on the first page of this Agreement (or to such other address as one party provides to the other in a notice given according to this paragraph). Where a notice is given by registered post it shall be conclusively deemed to be given and received on the fifth day after its deposit in a Canada post office any place in Canada.

7.	TAXES

7.1

CORRELATION shall be responsible for the payment of its income, capital gains and all other taxes and other remittances including but not limited to any form of insurance as shall be required by any governmental entity (including but not limited to health insurance and federal and state or provincial income taxes), with respect to compensation paid by the Company to CORRELATION, and nothing in this Agreement implies or creates a relationship of employment. CORRELATION agrees to indemnify the Company for any tax, insurance or other remittance CORRELATION fails to make and which the Company may be obligated to pay.

8.	MISCELLANEOUS

8.1	This Agreement may not be assigned by either party without the prior written consent of the other.

8.2	The titles of headings to the respective paragraphs of this agreement shall be regarded as having been used for reference and convenience only.

8.3	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

8.4	This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia, Canada.

8.5

Expenses. CORRELATION shall be reimbursed for all travelling and other expenses actually and properly incurred by it in connection with its duties hereunder, not including commuting to the office that is the normal place of business. For all such expenses CORRELATION shall furnish to the Company statements, receipts and vouchers for such out-of-pocket expenses on a monthly basis. CORRELATION is pre-authorized to incur up to $500 per month, cumulatively, in relevant expenses. Amounts over $500 per month, and all air-travel and hotel expenses, must be pre-approved by management of the Company or will be disallowed. Both parties recognize that as the financial condition of the Company improves or deteriorates, this amount may be increased or decreased without making changes to this document, provided the Company makes CORRELATION aware, in writing, of the changed amount.

8.6

CORRELATION shall not, either during the continuance of its contract hereunder or at any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets or intellectual property of the Company (together or separately and as described below, “Proprietary Information”) and/or its subsidiary or subsidiaries, to any person other than the Directors of the Company and/or its subsidiary or subsidiaries or for the Company's purposes and shall not (either during the continuance of its contract hereunder or at any time thereafter) use for its own purposes or for any purpose other than those of the Company any information it may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries, unless required by law.

8.7	Proprietary Information as that term is used herein shall consist of the following:

a)

all knowledge, data and information which CORRELATION may acquire from the documents and information disclosed to it by the Company, its employees, attorneys, consultants, independent contractors, clients or representatives whether orally, in written or electronic form or on electronic media including, by way of example and not by limitation, any products, customer lists, supplier lists, marketing techniques, technical processes, formulae, inventions or discoveries (whether patentable or not), innovations, suggestions, ideas, reports, data, patents, trade secrets and copyrights, made or developed by the Company and related data and information related to the conduct of the business of the Company.

b)

Proprietary Information shall also include discussions with officers, directors, employees, independent contractors, attorneys, consultants, clients, finance sources, customers or representatives and the fact that such discussions are taking place.

c)	Proprietary Information shall not be directly or indirectly disclosed to any other person without the prior written approval of the Company.

d)

Proprietary Information may not be used during the period of this contract nor thereafter, for the betterment of any other commercial enterprise, company, project or person without the prior written approval of the Company.

e)

Proprietary Information shall not include matters of general public knowledge, information legally received or obtained by CORRELATION from a third party or parties without a duty of confidentiality, and information independently known or developed by CORRELATION without the assistance of the Company.

8.8

CORRELATION shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of its contract hereunder and use its best efforts to promote the interests of the Company. At all times CORRELATION will maintain a high degree of professionalism and integrity as would be expected in keeping with his role. CORRELATION reserves the right to refuse any request from the Company which may, in his reasonable opinion, violate either Federal or State Laws in either the United States or Canada.

8.9	This Agreement may be terminated forthwith by the Company or CORRELATION without notice if either party breaches the Agreement. A breach may include, but is not limited to, the following:

a)	The Company or CORRELATION shall commit any material breach of any of the provisions herein contained; or

b)	The Company or CORRELATION shall be guilty of any misconduct or neglect in the discharge of its duties hereunder; or

c)	The Company or CORRELATION shall become bankrupt or make any arrangements or composition with its creditors; or

d)	CORRELATION shall become of unsound mind or be declared incompetent to handle his own personal affairs; or

(e)

The Company or CORRELATION shall be convicted of any criminal offence other than an offence which, in the reasonable opinion of the Board of Directors of the Company, does not affect his/their position as a consultant or a director of the Company.

This Agreement may also be terminated by either party upon thirty (30) days written notice to the other. Should the Company terminate this agreement for a reason not enumerated in items 8.9(a), 8.9(b), 8.9(c), 8.9(d), or 8.9(e), CORRELATION will be entitled to all Milestone Payments, as they relate to transactions which were in process but had not yet closed at the date of his termination, to which he would have otherwise been entitled for a period of 60 days after the date of his notice of termination.

8.10

In the event this Agreement is terminated by reason of default on the part of CORRELATION or the written notice of the Company, then the provisions of Sections on Proprietary Information and on Confidentiality shall survive the termination or expiration of this Agreement.

8.11

Upon Termination or expiration of this Agreement, for any reason, CORRELATION shall do the following: CORRELATION must return to Lexaria immediately, all correspondence, information, reports, emails, phone recordings or transcripts, notes, CORRELATION contact information and all other materials related to the work performed for Lexaria including all Proprietary Information during the contract period.

a)

All such materials and information as referred to in Section 8.11 are the exclusive property of the Company. After returning, transmitting or otherwise sending such information to Lexaria, CORRELATION must destroy any and all remaining copy (ies) or records of same.

b)

All such materials and information as referred to in Section 8.11 were obtained during the time of the paid contract with Lexaria, and may not be shown, lent, given, discussed or in any way disclosed with or to any other party as per the terms of the contract. The Proprietary Information CORRELATION gains or has access to during the period of the contract is the exclusive property of Lexaria Corp, and the provisions governing such proprietary information survives the termination of this Consulting Agreement.

8.12

The Company is aware that CORRELATION is independent and may have and may continue to have financial, management or business interests in other companies. The Company agrees that CORRELATION may continue to devote time to such outside interests, provided that such interests do not conflict with or hinder CORRELATION’s ability to perform his duties under this Agreement.

8.13	The services to be performed by CORRELATION pursuant hereto are personal in character, to be performed by Mr. Scott Urquhart, and neither this Agreement nor any rights or benefits arising thereunder are assignable by CORRELATION without the previous written consent of the Company.

8.14

With the exception of any previously granted options or restricted stock, any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the agreement between CORRELATION and the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other party hereto of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such previous agreements.

8.15

Any notice in writing or permitted to be given to CORRELATION hereunder shall be sufficiently given if delivered to CORRELATION personally or mailed by registered mail, postage prepaid, addressed to CORRELATION at the address on the front of this Agreement. Provided any such notice is mailed via guaranteed overnight delivery, as aforesaid shall be deemed to have been received by CORRELATION on the first business day following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the first business day following the date of mailing provided such mailing is sent via guaranteed overnight delivery. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

8.16

The provisions of this Agreement shall inure to the benefit of and be binding upon CORRELATION and the successors and assigns of the Company. For this purpose, the terms "successors" and "assigns" shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

8.17

Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

8.18

This Agreement is being delivered and is intended to be managed from the Province of British Columbia and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of such Province. Similarly no provision within this contract is deemed valid should it conflict with the current or future laws of the United States of America or current or future regulations set forth by the United States Securities and Exchange Commission, the British Columbia Securities Commission, or the Ontario Securities Commission. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom or which enforcement of any waiver, change, modification or discharge is sought.

8.19

This Agreement and the obligations of the Company herein are subject to all applicable laws and regulations in force at the local, State, Province, and Federal levels in both Canada and the United States. In the event that there is an employment dispute between the Company and CORRELATION, CORRELATION agrees to allow it to be settled according to applicable Canadian law in an applicable British Columbia jurisdiction.

8.20

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Any and all potential or actual common share award or stock option awards will be in compliance with all applicable regulations in the USA and Canada. The securities issued will be subject to a hold period in Canada of not less than four months and one day, or for any resales possible into the USA under Rule 144, not less than six months and one day. Hold periods may be longer if regulations so stipulate.

8.21

This contract will expire on July 10, 2017 unless renewed or extended by mutual written consent of both parties prior to that date and can further serve as a month-to-month agreement after that date if both parties so agree in writing at that time.

8.22

Any common shares that may be issued under this Agreement will be subject to applicable hold periods and will include restricted legends as per regulations that exist at the time of issuance. These legends will substantially resemble the following:

"THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS."

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE XXXXX.

8.23

CORRELATION understands and agrees that his name and likeness could be announced and circulated with regards to his role with the Company. His name could be disseminated through such avenues as press releases, websites, or other media; and in personal meetings and appearances and public events. CORRELATION understands that as a publicly traded entity, the Company has certain transparency obligations to its shareholders, stock exchanges, and other regulatory bodies, and has legal obligations to disclose CORRELATION’s initial and ongoing relationship with the Company during the normal course of business.

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

Lexaria Bioscience Corp:

Authorized Signatory

CORRELATION CAPITAL Inc.
Scott Urquhart